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                      December 17, 2020

       David S. Schulz
       Senior Vice President and Chief Financial Officer
       WESCO International Inc
       225 West Station Square Drive Suite 700
       Pittsburgh, Pennsylvania 15219

                                                        Re: WESCO International
Inc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 24,
2020
                                                            Form 10-Q for the
Fiscal Quarter Ended September 30, 2020
                                                            Filed November 9,
2020
                                                            File No. 001-14989

       Dear Mr. Schulz:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services